UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

SEARCHLIGHT MINERALS CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐ Fee paid previously by written preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

To the Stockholders of Searchlight Minerals Corp.:

As you are aware, we are holding our Annual Meeting of Stockholders on Tuesday, May 8, 2012 at 10 a.m., local time, at the Ibis Golf & Country Club, 8225 Ibis Boulevard, West Palm Beach, Florida 33412, (561) 625-8500.

You should have already received your notice and proxy cards with your individualized control number and instructions to vote. Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible in order to ensure your representation at the Annual Meeting. If you have not received your notice and proxy card, please contact our Corporate Secretary, Carl Ager, via any means detailed below.

Please note that that the Annual Meeting will be held at a private facility with a guarded gate. If you plan to the Annual Meeting in person, you will need to RSVP us on or before May 7, 2012 and advise us that you will be attending the Annual Meeting. We will place your name on a list of persons who may be admitted to the Annual Meeting. Only persons on the list will be admitted into the facility to attend the Annual Meeting. You also will be required to present a form of photo identification, such as a driver’s license, at the gate in order to gain access to the facility to attend the Annual Meeting. If you do not RSVP us on or before May 7, 2012 and advise us that you will be attending the Annual Meeting in person, and further do not present a form of photo identification at the gate, you will not be granted access to the facility in order to attend the Annual Meeting.

In order to RSVP for your attendance in person at the Annual Meeting, please contact our Corporate Secretary, Carl Ager, either by:

•	mail, addressed to:

Searchlight Minerals Corp.

Suite 120 - 2441 West Horizon Ridge Pkwy.

Henderson, Nevada, 89052

Attn: Carl Ager, Corporate Secretary, or

•	telephone, at (702) 939-5247, or
•	email, addressed to: cager@searchlightminerals.com.

In addition, as you are aware, we are seeking your vote to approve the resolutions set forth in the proxy statement. With respect to our Proposal No. 2 to authorize a class of preferred stock, in addition to the matters already discussed in the proxy statement, we wanted to highlight for you the following:

•	The Board recommends the authorization of 40,000,000 shares of preferred stock to increase our financial flexibility. The Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in our capital structure than now exists. The preferred stock would be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales as a means of obtaining additional capital for use in our business and operations, or issuance as part or all of the consideration required to be paid by us for acquisitions of other businesses or assets.

•	The authority to issue preferred stock is particularly important if the Board needs to undertake any of the foregoing actions on an expedited basis. The authority to issue preferred stock would enable the Board to avoid the time and expense of seeking stockholder approval in connection with any such contemplated action and would enhance our ability to respond promptly to opportunities for capital-raisings, acquisitions, joint ventures, strategic alliances, stock dividends, and equity compensation plans.

•	Although there are currently no plans or commitments for any transaction that would involve the issuance of any preferred stock, the Board believes that the flexibility and enhanced ability to respond to favorable capital market conditions and other opportunities before conditions or opportunities pass is in the best interests of the Company and our stockholders.

Therefore, the Board recommends a vote FOR Proposal No. 2 to amend our Articles of Incorporation to authorize a class of up to 40,000,000 shares of preferred stock.

We look forward to seeing you at our Annual Meeting of Stockholders on Tuesday, May 8, 2012.

Regards,

/s/ Martin Oring

Martin Oring
CEO